Exhibit 99.1

CF Corporation to Acquire Fidelity & Guaranty Life May 2017 Investor Presentation

Important Information

This investor presentation ("Investor Presentation") is for informational purposes only and does not constitute an offer to sell, a solicitation of an offer to buy, or a recommendation to purchase any equity, debt or other financial instruments of CF Corporation ("CF Corp.") or Fidelity & Guaranty Life ("F&G") or any of CF Corp.'s or F&G's affiliates. The Investor Presentation has been prepared to assist parties in making their own evaluation with respect to the proposed business combination (the "Business Combination"), as contemplated in the Agreement and Plan of Merger (the "Merger Agreement"), of CF Corp. and F&G and for no other purpose. It is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. The information contained herein does not purport to be all-inclusive. The data contained herein is derived from various internal and external sources. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any projections or modeling or any other information contained herein. Any data on past performance or modeling contained herein is not an indication as to future performance. CF Corp. and F&G assume no obligation to update the information in this Investor Presentation.

Important Information About the Business Combination and Where to Find It

In connection with the proposed Business Combination, CF Corp. intends to file a preliminary proxy statement and a definitive proxy statement with the United States Securities and Exchange Commission ("SEC"). **CF Corp.'s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein as these materials will contain important information about F&G, CF Corp. and the Business Combination.** When available, the definitive proxy statement and other relevant materials will be mailed to shareholders of CF Corp. as of a record date to be established for voting on the Business Combination. Shareholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC's web site at www.sec.gov, or by directing a request to: CF Corporation, 1701 Village Center Circle, Las Vegas, Nevada 89134, Attention: Douglas B. Newton, Chief Financial Officer (212) 355-5515 or by accessing CF Corp.'s website at www.cfcorpandfidelity.com.

Participants in the Solicitation

CF Corp. and its directors and executive officers may be deemed participants in the solicitation of proxies from CF Corp.'s shareholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in CF Corp. is contained in CF Corp.'s annual report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC and is available free of charge at the SEC's web site at www.sec.gov, or by directing a request to CF Corporation, 1701 Village Center Circle, Las Vegas, Nevada 89134, Attention: Douglas B. Newton, Chief Financial Officer (212) 355-5515. Additional information regarding the interests of such participants will be contained in the proxy statement for the Business Combination when available.

F&G and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of CF Corp. in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be included in the proxy statement for the Business Combination when available.

Forward-Looking Statements

This presentation includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. CF Corp.'s and F&G's actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions, and references to FY1, are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, CF Corp.'s and F&G's expectations and projections with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties (including without limitation regarding value creation, share price appreciation and return on equity) that could cause the actual results to differ materially from the expected results. Most of these factors are outside CF Corp.'s and F&G's control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against CF Corp. and F&G following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the Business Combination, including due to failure to obtain approval of the shareholders of CF Corp. or other conditions to closing in the Merger Agreement; (4) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals (including approval from in insurance regulators) required to complete the transactions contemplated by the Merger Agreement; (5) the ability to achieve tax efficiencies or to achieve incremental investment returns from asset management; (6) the ability to identify and consummate accretive, value-added acquisitions; (7) the inability to obtain or maintain the listing of the post-acquisition company's ordinary shares on a stock exchange following the business combination; (8) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (9) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (10) costs related to the Business Combination; (11) changes in applicable laws or regulations; (12) the possibility that F&G or the combined company may be adversely affected by other economic, business, and/or competitive factors; (13) the risks set forth under this Investor Presentation; and (14) other risks and uncertainties indicated from time to time in the proxy statement relating to the Business Combination, including those under "Risk Factors" therein, and in CF Corp.'s other filings with the SEC. CF Corp. cautions that the foregoing list of factors is not exclusive. CF Corp. cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. CF Corp. does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This presentation shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination. This presentation shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

Industry and Market Data

In this presentation, we rely on and refer to information and statistics regarding market participants in the sectors in which F&G competes and other industry data. We obtained this information and statistics from third-party sources, including reports by market research firms, and company filings.

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CF Corporation

CF Corporation ("CF Corp.") is a publicly-listed company founded by Chinh Chu and William Foley which raised, and obtained commitments for, an aggregate of $1.2 billion of proceeds to acquire a high quality operating company

- Primary objective is to build a high quality, enduring business by using permanent capital, a core tenet of the CF Corp. structure
- One of the largest U.S.-listed special purpose acquisition companies ("SPAC")
- Large founder co-investment ($71 million); results in alignment of interests
- CF Corp. raised capital from blue-chip, long-term investors


History of strategic investments with long-term horizon
Stewards of all stakeholders' interests
Broad and deep insurance industry expertise
CF Corp. Founders
Operational expertise
Track record of delivering stability and value
Well-respected reputations

Chinh E. Chu

Founder and Co-Chairman (25+ Years Experience)

- Previously a Senior Managing Director at Blackstone and member of Blackstone's Executive Committee
  - Longest tenured partner aside from Stephen Schwarzman
- Served on Boards of Kronos, NCR, SunGard, London Financial Futures Exchange, BankUnited, Stearns Mortgage, Celanese, Nalco, Catalent, Nycomed, Stiefel, Allied Barton, and Graham Packaging

William P. Foley II

Founder and Co-Chairman (30+ Years Experience)

- $54 billion of public market value creation
- 3 separate multi-billion dollar public market platforms, with over 100 acquisitions across all platforms
- Chairman of the Board of Fidelity National Financial ("FNF")
- Vice-Chairman of the Board of Fidelity National Information Services ("FIS")

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Transaction Overview 4 Acquisition of Fidelity & Guaranty Life CF Corp. to acquire 100% of the common shares of Fidelity & Guaranty Life (“F&G”) for total consideration of $1.835 billion ($31.10 per share) in cash plus the assumption of $405 million of existing debt • Acquisition implied P/BV (ex. AOCI) of 1.1x (1) Reinsurance Transactions Concurrent with the acquisition of F&G, CF Corp. will acquire certain reinsurance companies from HRG Group (“HRG”) Following the transaction F&G will reinsure a significant share of its existing and new business to an affiliated reinsurance company Transaction Financing The transaction will be financed with $1.2 billion from CF Corp.’s IPO and forward purchase agreements, and more than $700 million in additional common and preferred equity Funds advised by Blackstone and FNF have provided a full backstop funding commitment to ensure certainty of funding Management and Board CF Corp. intends to retain F&G’s strong management team Board will be comprised of a majority of independent directors Investment Management Agreement F&G will enter into an investment management agreement with affiliates of Blackstone; Chinh Chu and Bill Foley will be involved and lend their expertise to the asset management function Continue F&G’s current focus on high - quality investment grade assets under the current F&G investment team Required Approvals and Timing Regulatory approvals and other customary closing conditions Shareholder approvals for both CF Corp. as well as F&G • HRG, in its capacity as the majority stockholder of F&G, delivered to CF Corp. a written consent approving and adopting the merger agreement • Holders of ~18% of CF Corp. ordinary shares have entered into voting agreements in favor of the business combination Expected closing in Q4’17 (1) Based on GAAP equity excluding Accumulated Other Comprehensive Income (“AOCI”) as of 3/31/17. Life and annuity insurance companies evaluated ex. AOCI, as AOCI captures interest rate - related unrealized gains/losses that are non - operating as assets are held - to - maturity.

Transaction Overview (cont’d) 5 F&G Overview Fidelity & Guaranty Life is a Des Moines, Iowa - based provider of primarily: • Fixed indexed annuity (“FIA”) products (71% of FY ’16A (1) Sales; 12 th largest industry provider overall) • Multi - year guaranty annuity (“MYGA”) and similar products (27% of FY ’16A (1) Sales) • Indexed universal life (“IUL”) products Distribution via long - standing relationships with Independent Marketing Organizations (“IMOs ”) • The top 10 IMOs have average relationship tenure with F&G of 12+ years • F&G is a top 5 player in the IMO distribution channel ~ 700,000 policies in force F&G has grown sales by approximately 10% annually from 2012 to 2016, supported by its long - standing relationships with distribution partners, changing U.S. retirement demographics and an attractive product value proposition to policyholders F&G generates income by matching stable, long - term liabilities against a high - quality investment portfolio to earn a net spread Pro Forma Common Equity Ownership of CF Corp . (5) CF Corp. Founders (4) 20 - 25% Blackstone 20 - 25% Other Shareholders (Incl. Management) 50 - 60% Total 100% Pro Forma CF Corp. Capital Structure CF Corp. to acquire 100% of the outstanding equity in F&G for $1.8 billion Transaction financed with ~$ 1.6 billion of common equity (2) and $375 million of preferred equity (3) • Funds advised by Blackstone and FNF have provided a full backstop funding commitment to ensure certainty of funding The pro forma company will have debt outstanding of $405 million and preferred equity of $375 million Note: Please refer to the Appendix for additional detail on sources & uses of the transaction. (1) Fiscal Year ends 9/30. (2) Assumes 186.1 million Basic Shares, 8.4 million New Warrants, and 69.4 million warrants outstanding ($11.50 Exercise, $18.00 Ceiling). Includes fees and acquisition of reinsurance affiliates. (3) 7.5% PIK; 30 - year maturity. (4) Including affiliates. (5) Assuming no redemption of public shares.

Investment Highlights 6 F&G Long - term blue chip shareholders and sponsors Permanent capital and public platform suitable for F&G’s long - term success, providing stability to all stakeholders Strong Sponsorship Attractive growth for the FIA and IUL sector , driven by growing U.S. retirement population F&G will serve as a platform to make accretive and low risk acquisitions of annuity and life businesses and blocks Significant Growth Potential F&G has formed a strategic and long - term relationship with Blackstone Blackstone’s asset origination and investment management capabilities are expected to accelerate growth and enhance portfolio yield for F&G Enhanced Asset Performance through Relationship with Blackstone 3 2 4 Transformational transaction with meaningful value creation opportunities for F&G Structural uplift in earnings power through a proven reinsurance structure Efficient Reinsurance Structure 1 $900+ million from Chinh Chu, Bill Foley, FNF and Blackstone Significant Sponsor Investment 5

Expected Transaction Value Creation

Illustrative Share Price at 10.0x Price-to-Normalized Earnings


Pre-Transaction
$10.00
Immediate / Near-Term Baseline
~$14.50+ (1)
Further Upside
~$20.00+
$10.00
1
+$2.00
2
+$2.50
3
+$1.50 - $4.50
(1.0 - 3.0x Multiple Uplift)
4
+$0.50 - $3.50
Immediate
Near-Term
Medium-Term
Status Quo
Reinsurance Structure(2)
Asset Management (3)
Multiple Re-Rating
Additional Acquisitions(4)

1 Proven Reinsurance Structure

- Implementation of expected reinsurance structure to drive meaningful and structural earnings uplift

2 Optimize Asset Management

- Blackstone and CF Founders will manage ~75% of the $23 billion investment portfolio[5]

3 Multiple Re-rating

- Structurally-improved ROE results in higher compounding and net income growth
- Selected industry comparables trade at a range of 10x to 15x P/E

4 Accretive, Value-Add Acquisitions

- $2.5bn of assets can yield approximately 5-10% incremental equity value under new F&G structure
- Leverage extensive experience of CF Founders

Note: Assumes 186.1 million Basic Shares, 8.4 million New Warrants, and 69.4 million warrants outstanding ($11.50 Exercise, $18.00 Ceiling).
(1) Deal fees, premium, founder promote and dilutive effect of warrants allocated pro rata across each Baseline item.
(2) $55 to $65 million of incremental Net Income from proven reinsurance structure.
(3) $80 to $90 million of incremental Net Income from optimized asset management.
(4) Range reflects acquisition of $2.5 billion to $10.0 billion of assets. Assumes target acquired at 1.0x P/BV. Assumes target standalone ROE of 10% improved pro forma to 15-19%.
(5) 9/30/17E invested assets.

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Clear Levers to Enhance Expected Return on Average Equity 8 Transformational transaction – with clear levers for expected ROE migration in the near - term +3 - 4% +4 - 5% +2 - 5% 9 - 11% ~15 - 20% F&G Status Quo Utilizing Established Reinsurance Structuring upon Closing Optimized Asset Management Strategy Accretive, Value-Added Acquisitions Run-Rate ROE Implementation of expected reinsurance structure to drive meaningful and structural earnings uplift Proven Reinsurance Structure 1 Blackstone and CF Founders will manage ~75% of the $23 billion investment portfolio (4) Optimize Asset Management 2 $2.5bn of assets can yield approximately 5 - 10% incremental equity value under new F&G structure Leverage extensive experience of CF Founders Accretive, Value - Add Acquisitions 3 (1) $ 55 to $65 million of incremental Net Income from proven reinsurance structure . (2) $ 80 to $90 million of incremental Net Income from optimized asset management . (3) Range reflects acquisition of $2.5 billion to $10.0 billion of assets. Assumes target acquired at 1.0x P/BV. Assumes target standalone ROE of 10% improved pro forma to 15 - 19%. (4) 9/30/17E invested assets. (3) (1) (2)

Attractive Entry Valuation Relative to Peers 9 11.0x 9.9x 15.0x 12.2x 9.9x 10.9x 7.2x Peer A Peer B Peer C Peer D Life Insurance Peers F&G F&G Peer A = Athene Peer B = AEL Peer C = AFG Peer D = PFG F&G FY1 P/E vs. Selected Peers Mean: 12.1x (Fully - phased Run - rate) (2) Source: Factset (5/22/2017). (1) Life insurance peers include: American Equity, American Financial, Athene , Horace Mann, Lincoln, MetLife , Principal, Prudential and Voya. (2) F&G pro forma multiple reflects expected F&G earnings power. Assumes $10.00 share price. Transaction multiple adjusted for expected synergies; reflects significant discount to peers (1)

Access to Blackstone’s Superior Investment Capabilities 10 Investment Management Agreement Robust Governance and Controls in Place F&G will enter into an investment management agreement with affiliates of Blackstone Strategy will support F&G management’s desire to expand investment asset classes Gradual increase in allocation to alternative investments Continue F&G’s current focus on high - quality investment grade assets under the current F&G investment team 30bps asset management fee F&G management oversees all investment activity and risks Aligned with i nvestment guidelines of insurance regulators across asset classes and concentration limits F&G Conflicts Committee comprising independent Board Members will review material transactions with Blackstone and other affiliates One of the world's leading investment firms with assets under management of approximately $367 billion (1) Firm built on a strong foundation of intellectual and financial capital Scale to handle large, complex transactions that others cannot Leading market position in all of its businesses Capabilities span across asset classes and products Existing expertise in managing tailored investment solutions on behalf of leading insurance companies (1) As of 12/31/2016.

Key Risks 11 DOL Risk Does not detract from fundamental demand for guaranteed income retirement products, with guaranteed principal protection DOL rule impacts qualified product sales (i.e., in retirement plans), which is ~67% of the market Distributors and insurance companies have spent years planning for the changing landscape, which is likely to migrate to larger marketing organizations as well as more diversified distribution channels with standardized lower commissions and shorter surrender periods Interest Rate Risk Annual re - setting of crediting rates provides ability to match cost of liabilities with portfolio yield Interest sensitive portion of portfolio exposed to rising or falling rates, however, “sticky”, long - term nature of liabilities affords ability to "weather" fluctuations Policyholder behavior only likely to significantly change if interest rates experience an immediate +300bps shock without corresponding increases in actual or expected stock market returns Credit Risk Historical credit impairments have been less than 20bps annually High quality investment portfolio with ~95% of assets in investment grade securities F&G has never experienced a scenario where it was compelled to sell assets at stressed levels to meet liability liquidity needs (even during the 2008 - 2009 global financial crisis)

Key Milestones to Transaction Closing 12 Key Process Milestones Announce Transaction 5/24/2017 F&G Shareholder Approval 5/24/2017 CF Corp. Shareholder Vote Obtain Required Regulatory Approvals Transaction Target Closing Q4'17

Appendix 13

Transaction Sources and Uses 14 (1) 7.5% PIK coupon. (2) $ 11.50 Exercise, $18.00 Ceiling . Transaction Setup Pro Forma Capital Structure Purchase Price per Share $31.10 Amount ($mm) % of Total xFDSO 59 Debt $405 17% FGL Equity Purchase Price $1,835 Preferred Equity (1) 375 16% Acquisition of Reinsurance Affiliates, Fees & Other Adj. 99 CF Corporation Equity 1,200 51% Rollover Existing Debt 405 Add'l Equity 360 15% Total Uses $2,340 Total Common Equity $1,560 67% Total Equity 1,935 83% Total Capital 2,340 100% Total Common Shares 186.0 Total New Warrants 8.4 Total SPAC Warrants (2) 69.4

Fidelity & Guaranty Life Management Team x Extensive experience in the insurance sector x Managed large and small companies x Operated through numerous economic cycles x 26 years avg. industry experience for executives 15 Name / Title Biography Chris Littlefield President & Chief Executive Officer CEO since October 2014 , with 10 + years of life insurance experience Formerly served as President and Chief Executive Officer of Aviva USA Corporation, and COO & EVP General Counsel for AmerUs Group Dennis Vigneau EVP & Chief Financial Officer CFO since January 2014 , with 25 years of life insurance experience Previously CFO at Kemper Corporation, and held financial executive positions with American Life Insurance Company and Genworth Financial Raj Krishnan EVP & Chief Investment Officer CIO since 2009 , with 23 years of life insurance experience Previously Chief Investment Officer with Old Mutual US Life (predecessor), and Fixed Income Portfolio Manager and Associate Partner with Wellington Management Company Eric L. Marhoun EVP & General Counsel 29 years experience in insurance Previously VP, Lead Group Counsel and Secretary with American Express Financial Advisors, and Of Counsel at Lord, Bissell & Brook John Currier EVP & Chief Actuary 27 years actuarial experience in insurance Formerly served as EVP - Chief Actuary of Aviva USA, Chief Product Officer for AmerUs Group, and Chief Actuary – Life Companies for Farm Bureau Financial Services Wendy Young SVP & Chief Risk Officer 31 years experience in insurance Formerly VP Financial Planning & Analysis, Old Mutual US Life (predecessor) ; additional actuarial experience with The Acacia Group and Ernst & Young LLP

William Foley: Preeminent Operator 16 0.0 10.0 20.0 30.0 40.0 $50.0 Jan 96 Apr 00 Jul 04 Oct 08 Feb 13 May 17 One dollar invested in FNF in January 1996 has produced 3x compounded returns vs. the S&P 500 $54 billion in public market value creation Operational expertise building market share leaders Industry consolidator, with over 100 strategic acquisitions Consistent track record of exceeding cost synergy targets Delivered superior shareholder returns Market Capitalization ($ billion) • Leading provider of title insurance, technology and transaction services to the real estate and mortgage industries (~$14 billion enterprise value) • Utilized disciplined strategy to complete over 80 acquisitions • Leader in operational efficiency with ~500 basis points better margins than its competitor's • Global leader in financial services technology, with a focus on retail and institutional banking, payments, asset and wealth management, risk and compliance, consulting, and outsourcing solutions (~$37 billion enterprise value) • Spun out of FNF in 2004 • Has completed over 15 acquisitions, including Certegy, Metavante and recently announced SunGard • Industry leading margins • Leading provider of integrated technology, data and analytics solutions that facilitate and automate many of the business processes across the mortgage lifecycle (~$8 billion in enterprise value) • More than doubled acquisition equity value of $2.9 billion (May 2013 acquisition of LPS) • Realized $312 million of synergies (2) $0.4bn 20x 8x 6x FNF BRK S&P 500 15% $54bn 10% 9% CAGR Source: FactSet, SNL Financial, public filings, company management. Market Data as of 5/23/2017. (1) Market capitalization adjusted for dividends reinvested. Takes into account FNF stock dividends. Includes FNFV, JAX, and REM Y. (2) Includes synergies achieved at FNF as part of the acquisition. (1)

Strong Management Team (cont’d) Demographics Support Retirement Market Growth Market Growth • Aging population needs retirement savings & income – Longevity risk favors lifetime guarantee – 2008 – 2009 financial crisis illustrated risk of equity market exposure during retirement • Index annuity characteristics attracting attention – Low volatility of returns – Principal guarantee – Upside potential versus straight fixed income – Tax deferred accumulation – Guaranteed lifetime income (with benefit rider) Growing Market Demographic • Average age of policyholder is 65 - 70 years old • Average fund value of ~ $ 100 K Insufficient Retirement Savings (1) Retirement Account 55% No Retirement Account 45% 45% of all working - age households do not currently own assets in a retirement account – savings “catch up” will be necessary for retirement (1) Based on household retirement account ownership for all heads of households aged 25 – 64. National Institute of Retirement Security . (2) Issued Annuity Contracts April 2016 - April 2017. F&G data. (3) U.S. Census Bureau. 1.5% 1.5% 3.0% 5.7% 12.0% 19.4% 20.1% 14.1% 10.4% 7.5% 2.7% 2.2% 0-39 40-44 45-49 50-54 55-59 60-64 65-69 70-74 75-79 80-84 85-89 90+ Percentage of New Business by Policyholder Age (2) Summary Projected Growth in Target Market (3) 0% 20% 40% 60% 80% 100% 120% 140% 0 10 20 30 40 50 60 70 80 90 2010 2020 2030 2040 2050 2060 Number of Americans Aged 65 and Older (millions) Cumulative Growth Rate of Americans Aged 65 and Older from 2010 17